Exhibit 10.1

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE (this “Limited Guarantee”), dated as of January 9, 2011, is made by Rizvi Opportunistic Equity Fund, L.P. (“ROEF”), Rizvi Opportunistic Equity Fund I-B, L.P. (“ROEF I-B”), Rizvi Opportunistic Equity Fund (TI), L.P. (“ROEF TI”), Rizvi Opportunistic Equity Fund I-B (TI), L.P. (“ROEF I-B TI”), Rizvi Traverse Partners LLC (“RTP”), and Rizvi Opportunistic Equity Fund II, L.P. (“ROEF II”, together with ROEF, ROEF I-B, ROEF TI, ROEF I-B TI, and RTP, the “Guarantors”) in favor of Playboy Enterprises, Inc., a Delaware corporation (the “Guaranteed Party”).

1. Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of January 9, 2011, by and among ICON Acquisition Holdings, L.P., a Delaware limited partnership (the “Purchaser”), Icon Merger Sub, Inc., a Delaware corporation (“Sub”), and the Guaranteed Party (as may be amended, the “Merger Agreement”) pursuant to which and subject to the terms and conditions of which the Guaranteed Party will become a wholly owned subsidiary of Purchaser (the “Merger”), the Guarantors, intending to be legally bound, hereby jointly and severally, absolutely, irrevocably and unconditionally guarantee to the Guaranteed Party, on the terms and conditions set forth herein the due and punctual payment as and when due of the payment obligations of Purchaser as set forth in Section 8.2(c), Section 8.2(f) and 9.12(c) of the Merger Agreement (the “Obligations”), provided that notwithstanding anything to the contrary contained in this Limited Guarantee (except as provided in the third paragraph of this Section 1), in no event shall the Guarantors’ aggregate liability under this Limited Guarantee exceed $20 million plus the amount, if any, due to the Guaranteed Party under Section 8.2(f) of the Merger Agreement (which amount may not exceed $1 million), less the portion of the foregoing amounts, if any, indefeasibly paid to the Guaranteed Party by Purchaser, Sub or any other Person that is not rescinded or otherwise returned or repaid (the “Cap”), it being understood that this Limited Guarantee may not be enforced without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantors be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee, the Equity Commitment Letter, the Merger Agreement or the transactions contemplated hereby and thereby other than as expressly set forth herein or therein. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. Each capitalized term used but not defined herein shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

If Purchaser fails to pay the Obligations when due, then all of the Guarantors’ liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantors.

The Guarantors agree to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if the Guarantors fail or refuse to make any payment to the Guaranteed Party hereunder when due and payable following the earlier of (a) Purchaser’s written acknowledgment that it has become obligated to make any payment hereunder, including to pay the Purchaser Termination Fee or (b) the time that it is judicially determined by a court of competent jurisdiction in a final, non-appealable order that Purchaser is obligated to make any payment hereunder, including to pay the Purchaser Termination Fee; provided, that the amounts payable by the Guarantors pursuant to this paragraph shall not be considered in determining the Guarantors aggregate liability under this Limited Guarantee for purposes of the Cap.

2. Nature of Guarantee. In the event that any payment to the Guaranteed Party in respect of the Obligations or under the last paragraph of Section 1 is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain liable hereunder with respect to the Obligations (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an absolute, irrevocable, unconditional and continuing guarantee of payment and not of collection and shall be absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment, waiver or consent to departure from the Merger Agreement that may be agreed to (subject to the Cap), and the Guaranteed Party shall not be required to proceed against Purchaser or Sub before proceeding against any of the Guarantors hereunder nor shall the Guaranteed Party be required to proceed against all of the Guarantors.

3. Changes in Obligation. The Guarantors agree that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Purchaser or Sub for the change in manner, place or terms of payment or performance, or the extension or renewal thereof, or otherwise, in whole or in part, without in any way impairing or affecting the Guarantors’ obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guarantors agree that the obligations of the Guarantors hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Purchaser or Sub; (b) the addition or substitution of any entity or other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (c) any change in the corporate existence, structure or ownership of Purchaser, Sub or any Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (d) the existence of any claim, set-off or other right which the Guarantors may have at any time against Purchaser, Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise except as provided herein; (e) the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligations; (f) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Purchaser, Sub or any other Person now or hereafter liable with respect to the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; and (g) any discharge of the Guarantors as a matter of applicable Law (other than as a result of, and to the extent of, payment of the Obligations in accordance with the terms of the Merger Agreement). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the agreements, covenants, obligations and other terms in this Limited Guarantee are knowingly made and agreed to in contemplation of such benefits. The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, in respect of or in connection with the Merger Agreement or the transactions contemplated thereby, against the Guarantors or any Non-Recourse Party (as defined in Section 10 herein), except for claims against the Guarantors under this Limited Guarantee (subject to the limitations described herein); provided, that notwithstanding anything to the contrary contained in this Limited Guarantee, the Guarantors acknowledge, and nothing herein shall restrict, the Guaranteed Party’s rights against Purchaser and Sub to specific performance to which it is entitled under the Merger Agreement to require Purchaser to enforce certain equity commitments that the Guarantors may owe to RT-ICON Holdings, LLC, a Delaware limited liability company (“RT-ICON”), in connection with the Contemplated Transactions in accordance with the terms thereof. RT-ICON is entering into a certain equity commitment to the Purchaser in connection with the Contemplated Transaction. Each of the Guarantors hereby covenants and agrees that it shall not assert, directly or indirectly, in any proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. To the fullest extent permitted by applicable Law, each Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. Each Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee, acceptance of this Limited Guarantee, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium or other similar applicable Law now or hereafter in effect, and all suretyship defenses generally (other than defenses to the payment of the Obligations that are available to Purchaser or Sub under the Merger Agreement).

4. No Waiver; Cumulative Remedies. For so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof, no failure to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Purchaser, Sub or any other Person now or hereafter liable for any Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against one or more of the Guarantors.

5. Right of Contribution. Each of the Guarantors agrees that to the extent that a Guarantor shall have paid more than its proportionate share (based on the percentages such Guarantor’s equity commitment to RT-ICON bears to the total equity commitments to RT-ICON made by the other Guarantors) of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. The provisions of this Section 5 shall in no respect limit the obligations and liabilities of any Guarantor to be jointly and severally liable to the Guaranteed Party for the Obligations.

6. Representations and Warranties. Each of the Guarantors hereby represents and warrants that:

(a) it has all requisite power and authority to execute, deliver and perform this Limited Guarantee; the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action, and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, or any applicable Law or resulting in any violation of, or default (with or without notice, lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of any material benefit under any material contract to which such Guarantor is a party or to which its assets are bound; and the Person executing and delivering this Limited Guarantee on behalf of such Guarantor is duly authorized to do so;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Limited Guarantee;

(c) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar applicable Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) such Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill its obligations under this Limited Guarantee shall be available to such Guarantor (or its permitted assignee pursuant to Section 7 hereof) for so long as this Limited Guarantee shall remain in effect in accordance with Section 9 hereof.

7. No Assignment. Neither this Limited Guarantee nor any right or obligation hereunder may be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties hereto, except that, without the prior written consent of the Guaranteed Party, this Limited Guarantee may be assigned, in whole or in part, by a Guarantor to one or more of its Affiliates or to one or more investment funds sponsored or managed by such Guarantor or one or more of its Affiliates; provided, that any such assignment will not release the such Guarantor from its obligations hereunder. Any attempted assignment in violation of this section shall be null and void.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantors:

c/o Rizvi Traverse Management, LLC

260 East Brown Street, Suite 380

Birmingham, MI 48009

Attention: John A. Giampetroni and Suhail Rizvi

Telecopy: (248) 594-4751

with a copy to (which alone shall not constitute notice):

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, MI 48226

Attention: Michael D. DuBay

Telecopy: (313) 465-7393

If to the Guaranteed Party, as provided in the Merger Agreement.

9. Continuing Guarantee. This Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantors, and each of their respective successors and permitted assigns until the Obligations have been paid in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantors shall have no further obligations under this Limited Guarantee as of the earliest of (i) the Closing in accordance with the terms of the Merger Agreement, including payment of the Merger Consideration and Option Consideration, (ii) the valid termination of the Merger Agreement in accordance with its terms under circumstances set forth in the Merger Agreement in which Purchaser would not be obligated to pay the Purchaser Termination Fee, (iii) the twelve (12) month anniversary of any other termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation or expenses due under the third paragraph of Section 1 presented by the Company to Purchaser, Sub or the Guarantors on or prior to such twelve (12) month anniversary; provided, that such claim shall set forth in reasonable detail the basis for such claim and the Guarantors shall not be required to pay any claim not submitted on or before the twelve (12) month anniversary of such termination of the Merger Agreement, in which case such claim shall survive until the earlier of (A) the indefeasible payment or satisfaction in full of the full amount of the Obligations and expenses due under the third paragraph of Section 1 (as the same may be finally determined by a court of competent jurisdiction or mutually agreed by the parties) and (B) the final determination by a court of competent jurisdiction that no amounts are payable hereunder, and (iv) the payment to the Guaranteed Party by any combination of Purchaser and/or the Guarantors of the full amount of the Obligations and expenses due under the third paragraph of Section 1. If any payment or payments made by Purchaser or Sub or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause rescinded or otherwise returned or repaid, then to the extent of such payment or payments, the Obligations and expenses due under the third paragraph of Section 1, or part thereof, hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. Notwithstanding any other term or provision of this Limited Guarantee, in the event that the Guaranteed Party or any of its Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Cap or any other provisions of this Limited Guarantee are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Guarantors or any Non-Recourse Party with respect to the transactions contemplated by the Merger Agreement other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1), then (x) the obligations of the Guarantors under this Limited Guarantee shall terminate ab initio and shall thereupon be null and void, (y) if the Guarantors have previously made any payments under this Limited Guarantee, they shall be entitled to recover such payments from the Guaranteed Party, and (z) neither the Guarantors, nor any Non-Recourse Parties shall have any further liability to the Guaranteed Party or any of its Affiliates with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement or under this Limited Guarantee. The Guarantors agree not to assert in any litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in whole or in part.

10. No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantors have any obligation hereunder and that, notwithstanding that the Guarantors and/or certain investment managers, managers or general partners of it or its Affiliates may be partnerships or limited liability companies, the Guaranteed Party has no right of recovery under this Limited Guarantee, or any claim based on such obligations against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates (other than the Guarantors or any assignees under Section 7), members, managers or general or limited partners of the Guarantors or Purchaser, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than the Guarantors or any assignees under Section 7) or agent of any of the foregoing (collectively, each of the foregoing but not including Purchaser, the Sub or their respective assignees themselves, a “Non-Recourse Party”), through Purchaser or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Purchaser against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, and the Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery that the Guaranteed Party has in respect of the Merger Agreement or the transactions contemplated thereby against any Non-Recourse Party are its rights to recover from the Guarantors (but not any Non-Recourse Party) under and to the extent expressly provided in this Limited Guarantee and subject to the Cap and the other limitations described herein. The Guaranteed Party acknowledges and agrees that Purchaser has no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Purchaser unless the Acceptance Time or, if the Merger is to occur pursuant to Section 6.7 of the Merger Agreement, the Closing occurs, and in each case the funding will occur prior to such occurrence. Recourse against the Guarantors under and pursuant to the terms of this Limited Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantors and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, including by piercing of the corporate veil or a claim by or on behalf of Purchaser; provided, that nothing in this Limited Guarantee shall restrict the Guaranteed Party’s rights against Purchaser and Sub to specific performance to which it is entitled under the Merger Agreement. The Guaranteed Party hereby covenants and agrees that it shall not institute, and it shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby against the Guarantors or any Non-Recourse Party except for (i) claims against the Guarantors under this Limited Guarantee, (ii) claims against Purchaser or Sub under and in accordance with the Merger Agreement, (iii) claims against RT-ICON and Purchaser under the Equity Commitment Letter, including specific enforcement if applicable thereunder, and (iv) claims against Purchaser under and in accordance with the Confidentiality Agreement. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person including the Guarantors, except as expressly set forth herein.

11. Governing Law; Jurisdiction. This Limited Guarantee shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties to this Limited Guarantee (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Limited Guarantee, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Limited Guarantee in any other court, and (e) agrees that service of process upon such party in any action or proceeding shall be effective under any manner permitted under the laws of the State of Delaware. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any such action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LIMITED GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS EXPRESSED ABOVE.

13. Counterparts. This Limited Guarantee may be executed in any number of counterparts (including by facsimile and via email by .pdf delivery), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

14. No Third Party Beneficiaries. Except as provided in Section 10, the parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Limited Guarantee, and this Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

15. Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Contemplated Transactions. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document by the Guaranteed Party or its Affiliates except with the prior written consent of the Guarantors in each instance; provided that no such written consent is required for any disclosure of the existence of this Limited Guarantee to the legal, financial and accounting advisors to the Guaranteed Party, or to the extent required by applicable Law, by the applicable rules of any national securities exchange, in connection with any SEC filing relating to the Contemplated Transactions or in connection with any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby and hereby.

16. Miscellaneous.

(a) This Limited Guarantee, together with the Merger Agreement contains the entire agreement between the parties relative to the subject matter hereof and supersedes all prior agreements and undertakings between the parties with respect to the subject matter hereof. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing.

(b) Any term or provision hereof that is prohibited or unenforceable in any situation in the agreed-upon jurisdiction shall be ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap provided in Section 1 hereof and the provisions of Sections 9 and 10 and this Section 16(b).

(c) When a reference is made in this Limited Guarantee to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The headings contained in this Limited Guarantee are for reference purposes only and shall not affect in any way the meaning or interpretation of this Limited Guarantee. Whenever the words “include,” “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Limited Guarantee shall refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee. The definitions contained in this Limited Guarantee are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a “person” will be interpreted broadly to include, without limitation, any individual, corporation, company, group, partnership, limited liability company, other entity or any governmental representative or authority, as well as such person’s permitted successors and assigns.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantors and the Guaranteed Party have caused this Limited Guarantee to be duly executed and delivered as of the date first written above.

GUARANTORS:

RIZVI OPPORTUNISTIC EQUITY FUND, L.P.,
RIZVI OPPORTUNISTIC EQUITY FUND I-B, L.P.,
RIZVI OPPORTUNISTIC EQUITY FUND (TI), L.P.,
RIZVI OPPORTUNISTIC EQUITY FUND I-B (TI), L.P., and
RIZVI TRAVERSE PARTNERS LLC

By:	Rizvi Traverse Management, LLC
Its:	General Partner or Manager

By	/s/ Bernhard L. Kohn III
Name:	Bernhard L. Kohn III
Title:	Managing Director and Partner

RIZVI OPPORTUNISTIC EQUITY FUND II, L.P.

By:	Rizvi Traverse GP II, LLC
Its:	General Partner

By	/s/ Bernhard L. Kohn III
Name:	Bernhard L. Kohn III
Title:	Managing Director and Partner

GUARANTEED PARTY:

PLAYBOY ENTERPRISES, INC.

By:	/s/ Sol Rosenthal
Name:	Sol Rosenthal
Title:	Chairman of the Special Committee